Exhibit 99.1

NEWS RELEASE

Contact:	Steven J. Janusek
Executive Vice President & CFO
FOR IMMEDIATE RELEASE	sjanusek@reddyice.com
800-683-4423

REDDY ICE GROUP ANNOUNCES EXTENSION OF CONSENT DATE,
PRICE DETERMINATION DATE AND EXPIRATION DATE AND INCREASED
CONSIDERATION IN THE TENDER OFFER AND CONSENT SOLICITATION
OF ITS 8 7/8% SENIOR SUBORDINATED NOTES DUE 2011

DALLAS, TEXAS – APRIL 5, 2005 – Reddy Ice Group, Inc. (“Reddy Ice”) today announced that it is amending its previously announced tender offer and consent solicitation for its outstanding 8 7/8% senior subordinated notes due 2011 (the “Notes”) by (i) extending the Consent Date to 5:00 p.m., New York City time, on April 12, 2005, unless further extended or terminated, (ii) extending the Price Determination Date to April 13, 2005, unless further extended or terminated, (iii) extending the Expiration Date to 5:00 p.m., New York City time, on April 28, 2005, unless further extended or terminated, and (iv) increasing the Total Consideration for Notes validly tendered and accepted for payment by the Consent Date to be equal to the sum of (x) 35% of the Equity Claw-back Price ($1,088.75 per $1,000 principal amount of Notes validly tendered) and (y) 65% of the Fixed Spread Price, which is being increased to equal the present value on the Payment Date, which will occur promptly after the Expiration Date, of all future cash flows on the Notes (minus accrued and unpaid interest up to, but not including, the Payment Date) to August 1, 2007, the first date on which the Notes are redeemable, based on (a) the yield on the 3.25% U.S. Treasury Note due August 15, 2007 (the “Reference Security”), based on the bid-side price for the Reference Security, as of 2:00 p.m., New York City time, on the Price Determination Date, as displayed on the Bloomberg Government Pricing Monitor, Page PX5, plus (b) 50 basis points.  In addition, holders who validly tender and do not validly withdraw their Notes in the tender offer will receive accrued and unpaid interest from the last interest payment date up to, but not including, the Payment Date.  Of this Total Consideration, $20 per $1,000 principal amount of the Notes represents a consent payment.  No consent payment will be made in respect of Notes tendered after the Consent Date.  As of 5:00 p.m., New York City time on April 5, 2005, holders had validly tendered and not validly withdrawn approximately $44 million in aggregate principal amount of Notes.

The yield on the Reference Security as of 2:00 p.m., New York City time, on April 4, 2005 was 3.785%.  Assuming the yield on the Reference Security is the same on the Price Determination Date and the Payment Date is April 29, 2005, the Total Consideration for each $1,000 principal amount of notes would be $1,120.70.

The Notes are being tendered pursuant to Reddy Ice’s Offer to Purchase and Consent Solicitation Statement dated March 22, 2005, which more fully sets forth the terms and conditions of the cash tender offer to purchase any and all of the outstanding principal amount of the Notes as well as the consent solicitation to eliminate substantially all of the restrictive covenants and certain events of default contained in the Indenture governing the Notes. This press release supersedes the terms of Reddy Ice’s Offer to Purchase and Consent Solicitation Statement to the extent the terms contained herein are inconsistent with the terms contained therein.

The tender offer and consent solicitation are subject to the satisfaction of certain conditions, including there being validly tendered and not validly withdrawn at least a majority of the aggregate principal amount of the Notes outstanding and Reddy Ice having available funds sufficient to pay the aggregate Total Consideration from the anticipated proceeds of a new senior credit facility and from an offering of equity by Reddy Ice Holdings, Inc., the parent of Reddy Ice, in connection with the initial public offering of its common stock.

This release does not constitute an offer to purchase, a solicitation of an offer to sell or a solicitation of consent with respect to any securities. The full terms of the tender offer and the consent solicitation are set forth in Reddy Ice’s Offer to Purchase and Consent Solicitation Statement, dated March 22, 2005, and in the related Consent and Letter of Transmittal and the other related documents, each of which is superseded by this press release to the extent that the terms contained herein are inconsistent with the terms contained therein.  Capitalized terms used herein but not otherwise defined herein have the meanings ascribed to them in the Offer to Purchase and Consent Solicitation Statement, except to the extent that such terms are modified by this press release, in which case such terms shall, for purposes of this press release, the Offer to Purchase and Consent Solicitation Statement, the related Consent and Letter of Transmittal and the other related documents, have the modified meanings.

Credit Suisse First Boston LLC is the sole Dealer Manager and Solicitation Agent for the tender offer and consent solicitation.  Questions regarding the tender offer and consent solicitation may be directed to Credit Suisse First Boston LLC, Liability Management Group, at (800) 820-1653 (US toll-free) and (212) 538-0652 (collect).  Copies of the Offer to Purchase and Consent Solicitation Statement and related documents may be obtained from the Information Agent for the tender offer and consent solicitation, Morrow & Co., Inc., at (800) 654-2468 (US toll-free) and (212) 754-8000 (collect).

Company Information and Forward-Looking Statements

Reddy Ice manufactures and distributes packaged ice, serving approximately 82,000 customer locations in 31 states and the District of Columbia under the Reddy Ice brand name.

The disclosures herein include forward-looking statements.  We believe the expectations reflected in such forward-looking statements are accurate.  However, we cannot assure you that such expectations will occur.  Forward-looking statements often include words such as “may,” “should,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “predict,” “plan,” “potential,” and “continue” and the negatives of these terms and variations of them in similar terminology.  The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from future results expressed or implied by the forward-looking statements.

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